Exhibit 99.5

Script for All Staff Update

Chris O’Kane

•	Good afternoon / morning and welcome to this All Staff Update.

•	I’m joined today by David Cohen and Emil Issavi.

•

We’d like to share with you further details about the exciting announcement we made yesterday about Aspen entering into an agreement to be acquired by affiliates of certain investment funds managed by affiliates of Apollo Global Management, LLC, which we expect will occur in the first half of 2019.

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For those of you unfamiliar with Apollo, they are a leading global alternative investment manager with approximately $270 billion in assets under management and offices in New York, London and across the world. Some of their investment funds’ current and past insurance-related investments include Athene, Catalina, Brit, Athora, Tranquilidade and Amissima.

•	Simply put, this transaction is great news for Aspen, for us as employees, and for the clients and broker partners we serve.

•	It is also testament to the strength of our franchise, the quality of our business, and the talent and expertise of our people. This transaction is going to help take Aspen to a new level.

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I know that the media speculation over the past several months about our future path has not been easy. I want to thank all of you for your professionalism and focus – the outcome we are announcing today was well worth the wait.

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Apollo has a successful track record in the insurance and reinsurance industries. This transaction will provide us with additional scale, and access to Apollo’s investment and strategic guidance, which will help us to accelerate our strategy.

•	In our discussions with Apollo, they have indicated support for our overall strategy, with the intention to help enhance our underwriting profitability.

•	Apollo has also expressed a willingness to providing access to their resources and expertise in financial services.

•	We look forward to hearing more from them about their vision for our business in the coming months.

•	With that, I will turn the call over to David and then Emil who will say a few words about our insurance and reinsurance segments, respectively.

•	David…………

David Cohen

•	Thanks, Chris. Good morning / afternoon everyone.

•	I am really excited about this transaction and the benefits it will bring to our insurance business.

•

As you will be aware, the last two years have been a period of transition and continued investment in the business. Our service and efficiency to brokers and clients is at the heart of this change. We have been strengthening our teams and specialty skills and looking at the efficiency of our core operating model.

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We have aligned our organisational structure around global and three regional product lines and we now have a truly international operation, with leaders in each global product line bringing a consistent approach to management and underwriting.

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Through this enhanced operating framework, we are meeting the needs of our clients and brokers more effectively than ever before, as it is aligned with how business is placed within the global markets.

•	We have a business with a strong, consistent foundation that is delivering valued products to our brokers and clients, wherever they do business.

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Today, our Insurance business is a far more compelling proposition than before and we are excited about the ownership by affiliates of Apollo investment funds, who have substantial scale and who understand our customer-centric philosophy.

•	I’ll now turn it over to Emil to share his thoughts on Aspen Re. Emil……

Emil Issavi

•

Thanks, David. It’s a pleasure to be here with everyone. I want to take a few minutes to talk to you about Aspen Re and to remind everyone about the strength of our business - something that Apollo fully recognises and admires.

•	Aspen Re has a strong global franchise with an enviable track record of profitability. Over the last 10 years, the Aspen Re team has recorded an average combined ratio of under 91%.

•	We remain focused on our clients, bringing market intelligence and original thinking to solve our clients’ changing needs.

•	We focus on markets that reward innovation, technical expertise and underwriting excellence.

•	We have a business with a strong, consistent foundation that is delivering valued products to our brokers and clients, wherever they do business.

•	Our employees are key to our success and it’s a business which we should all be extremely proud of.

•	I am confident that being owned by Apollo investment funds will be viewed very positively by our clients and broker partners, and will also be extremely rewarding for us as employees.

•	I’ll now turn it back to Chris for some final remarks.

Chris O’Kane

•	Thank you David and Emil.

•	I hope we have conveyed our excitement about the opportunities this transaction provides.

•	As I said in my note yesterday, today is just the first step in the process of Aspen becoming a privately held portfolio company of Apollo investment funds.

•	The transaction is subject to the approval of our shareholders and regulators, and other closing conditions.

•	Until that time, we will continue to operate independently and it is very much business-as-usual with no changes to your day-to-day roles and responsibilities.

•	It is important that we continue to build on all of the tremendous work already being done across the business to enhance our financial and operational performance.

•	It is critical that we also maintain our sharp focus on serving our clients and business partners.

•	On behalf of the entire Board and executive team, we want to thank you again for your continued hard work and unwavering dedication to Aspen.

•	We won’t have all of the answers to your questions today, but will keep you informed as the transaction progresses through to its conclusion in the first half of 2019.

•	I am extremely excited about the future as we begin a new chapter in our history and with that, I’ll open it up to questions……

Additional Important Information About the Proposed Merger and Where to Find It:

This communication relates to a proposed merger between Aspen and an affiliate of investment funds affiliated with Apollo that will be the subject of a proxy statement that Aspen intends to file with the U.S. Securities and Exchange Commission (the “SEC”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, and is not a substitute for the proxy statement or any other document that Aspen may file with the SEC or send to its shareholders in connection with the proposed merger. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS FILED WITH THE SEC OR SENT TO ASPEN’S SHAREHOLDERS AS THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN

IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. All documents, when filed, will be available free of charge at the SEC’s website (www.sec.gov). You may also obtain documents filed by Aspen with the SEC by writing to Investor Relations, c/o Aspen Insurance, 590 Madison Avenue, 7th floor, New York, New York 10022, United States of America, emailing mark.p.jones@aspen.co or visiting Aspen’s website at www.aspen.co.

Participants in the Solicitation:

Aspen and its directors, executive officers and other members of management and employees may be deemed to be participants in any solicitation of proxies in connection with the proposed merger. Information about Aspen’s directors and executive officers is available in Aspen’s proxy statement filed with the SEC on March 19, 2018. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the merger when they become available. Investors and shareholders should read the proxy statement carefully when it becomes available before making any investment or voting decisions.

Cautionary Statement Regarding Forward-Looking Statements:

This communication and other written or oral statements made by or on behalf of Aspen contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are made under the “safe harbor” provisions of The Private Securities Litigation Reform Act of 1995. In particular, statements using words such as “may,” “seek,” “will,” “likely,” “assume,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “do not believe,” “aim,” “predict,” “plan,” “project,” “continue,” “potential,” “guidance,” “objective,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” “on track” or their negatives or variations, and similar terminology and words of similar import, generally involve future or forward-looking statements. Forward-looking statements reflect Aspen’s current views, plans or expectations with respect to future events and financial performance. They are inherently subject to significant business, economic, competitive and other risks, uncertainties and contingencies. The inclusion of forward-looking statements in this or any other communication should not be considered as a representation by Aspen or any other person that current plans or expectations will be achieved. Forward-looking statements speak only as of the date on which they are made, and Aspen undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

There are or will be important factors that could cause actual results to differ materially from those expressed in any such forward-looking statements, including but not limited to the following: the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; required governmental approvals of the merger may not be obtained or may not be obtained on the terms expected or on the anticipated schedule, and adverse regulatory conditions may be imposed in connection with any such governmental approvals; Aspen’s shareholders may fail to approve the merger; Aspen may fail to satisfy other conditions required for the completion of the merger, or may not be able to meet expectations regarding the timing and completion of the merger; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, reinsurers or suppliers) may be greater than expected following the announcement of the proposed merger; Aspen may be unable to retain key personnel; the amount of the costs, fees, expenses and other charges related to the proposed merger; and other factors affecting future results disclosed in Aspen’s filings with the SEC, including but not limited to those discussed under Item 1A, “Risk Factors”, in Aspen’s Annual Report on Form 10-K for the year ended December 31, 2017, which are incorporated herein by reference.